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                                                                      Exhibit 23






             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Shareholders and Board of Directors
Sterling Bancorp:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-64710, 333-27473 and 333-63665) of Sterling Bancorp of our report dated January 20, 1999, with respect to the consolidated balance sheets of Sterling Bancorp and subsidiaries as of December 31, 1998 and 1997, the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the consolidated statements of condition of Sterling National Bank as of December 31, 1998 and 1997, which report is included in the annual report on Form 10-K of Sterling Bancorp as of and for the year ended December 31, 1998.



/s/ KPMG LLP

New York, New York
March 26, 1999